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                                                                    Exhibit 2.2


                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

         This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the "Agreement") is made this 22nd day of November 2002, by and among Entrada Networks, Inc., a Delaware corporation ("ESAN"), Entrada Acquisitions, LLC, a Delaware Limited Liability Company and wholly-owned by ESAN ("Acquisitions"), DBW, Inc., a Delaware corporation ("DBWI"), and HandsOn Ventures, LLC, a Delaware limited liability company and the sole shareholder of DBWI ("HOV"), and amends and restates in its entirety that certain Agreement and Plan of Merger dated as of August 15, 2002 by and among ESAN, DBWI and HOV.

                               W I T N E S S E T H

         WHEREAS, the Boards of Directors of ESAN, DBWI and Managing Director of Acquisitions have approved the merger (the "Merger") of DBWI with and into Acquisitions subject to the terms and conditions of this Agreement, whereby the outstanding shares of common stock of DBWI (the "DBWI Common Stock") will be exchanged for five thousand (5,000) shares of Series B preferred stock of ESAN (the "ESAN Preferred Stock") and cash and/or shares of common stock of ESAN (the "ESAN Common Stock");

         WHEREAS, ESAN, Acquisitions, HOV and DBWI desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

         WHEREAS, DBWI is the owner of twenty million (20,000,000) shares of the common stock of Savant Consulting Group, Inc., a New Jersey corporation ("Savant"), which constitute all of the issued and outstanding shares of common stock of Savant as of the date hereof; and

         WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

         NOW, THEREFORE, in consideration of the mutual agreements recited herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, ESAN, Acquisitions, HOV and DBWI agree as follows:

                                    ARTICLE I
                                   THE MERGER

         1.01 Definitions. The following terms shall have the meanings ascribed thereto:

                  (a) "Act" means the Securities Act of 1933, as amended.

                  (b) "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

                  (c) "Certificate of Designation" means the Certificate of Designation of Rights, Preferences and Privileges of Series B Preferred Stock of Entrada Networks, Inc., in the form attached hereto as Exhibit A, which by the Closing Date will be filed with the Secretary of State of the State of Delaware

                  (d) "Closing Price" means the last closing bid price for ESAN Common Stock in the over-the-counter market on the electronic bulletin board for ESAN Common Stock as reported by Bloomberg, or, if no closing bid price is reported for ESAN Common Stock by Bloomberg, the last closing trade price for ESAN Common Stock as reported by Bloomberg. If no last closing bid or trade price is reported for ESAN Common Stock by Bloomberg, "Closing Price" means the average of the bid prices of any market makers for ESAN Common Stock as reported in the "pink sheets" by the National Quotation Bureau, Inc.









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                  (e) "DBWI Common Stock" means the Class A common stock, par value $0.01 per share, of DBWI.

                  (f) "DGCL" means the Delaware General Corporation Law, as amended.

                  (g) "ESAN Common Stock" means the shares of common stock, par value $.001 per share, of ESAN.

                  (h) "ESAN Preferred Stock" means the shares of Series B Convertible Preferred Stock of ESAN, par value $0.001 per share, having the rights, preferences and privileges as set forth in the Certificate of Designation, and each share having a liquidation value of One Thousand ($1,000) Dollars.

                  (i) "knowledge," "best knowledge" or "know" means with respect to each entity which is a party to this the Agreement, the knowledge of such entity (including its directors and officers) after due inquiry and investigation.

                  (j) "Material Adverse Effect" means any with respect to any entity, to the extent not reflected on such entity's balance sheet, any liability, obligation, impairment, restriction, lien, cost, expense, loss, compensation, payment, reimbursement, damage, judgment or settlement to, of, by or on the business (including on assets that has such effect on the business), operations, cash flow, property, assets, prospects or condition (financial or otherwise) of such entity and its subsidiaries taken as a whole in the amount of $250,000 or more for an individual occurrence or $500,000 or more in the aggregate for multiple occurrences, arising outside the ordinary course of business. "Material Adverse Effect" includes, without limitation, any effect that impairs the ability of any of the parties hereto to consummate any transaction contemplated hereby.

                  (k) "Payment Dates" means November 1, 2002, February 1, 2003, May 2, 2003 and August 1, 2003. Payment due with respect to any and all Payment Dates already past by the date of the Closing shall be due on the first business day after the Closing.

                  (l) "SEC" means the Securities and Exchange Commission.

                  (m) "Value" of ESAN Common Stock means the arithmetic average of the Closing Price of ESAN Common Stock on each trading day during the twenty
(20) consecutive trading days immediately preceding each Payment Date.

         1.02 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, ESAN, Acquisitions, HOV and DBWI will cause DBWI to be merged with and into Acquisitions at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of DBWI shall cease and Acquisitions shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to all rights, privileges, powers, franchises, assets, liabilities and obligations of DBWI and Acquisitions in accordance with the provisions of the DGCL.

         1.03 Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to the provisions of Article XI, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., on December 2, 2002 or a date mutually agreed, but not later than January 31, 2003 (the "Closing Date"), at the offices of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP, 99 Wood Avenue South, Woodbridge, New Jersey, or such other place, time and date as the parties may agree. Subject to the provisions of this Agreement, a certificate of merger shall be duly prepared, executed and acknowledged by the Surviving Corporation and thereafter delivered for filing and recordation with the Secretary of State of the State of Delaware in accordance with the DGCL on the Closing Date.

         1.04 Effective Time. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or at such later time as shall be agreed by ESAN, Acquisitions and DBWI and as shall be set forth in such certificate) in accordance with the DGCL (the date and time the Merger becomes effective being the "Effective Time") with best efforts making the Effective Time the open of business of a new calendar month.


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         1.05 Officers and Directors. The officers and directors of DBWI at the
Effective Time shall be the officers and directors of Acquisitions, each to hold office in accordance with the certificate of formation and operating agreement of Acquisitions.

                                   ARTICLE II

           EFFECT OF MERGER ON CAPITAL STOCK OF ACQUISITIONS AND DBWI

         2.01 Merger Consideration. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of ESAN Common Stock or of DBWI Common Stock, all of the shares of DBWI Common Stock outstanding immediately prior to the Effective Time shall be delivered to ESAN and exchanged for the following (the "Merger Consideration"):

         (a) Five thousand (5,000) shares of ESAN Preferred Stock.

         (b) On each of the Payment Dates, Two Hundred Fifty Thousand ($250,000) Dollars payable, at ESAN's option a) in cash, or b) that number of shares of ESAN Common Stock that has an aggregate Value of Two Hundred Fifty Thousand ($250,000) Dollars on such respective Payment Date.

         (c) Within one hundred twenty (120) days following the close of each of the calendar years 2003, 2004 and 2005 in which Savant achieves net revenues of at least seventy percent (70%) of its Annual Target and a Pretax Percentage of at least seven percent (7%), ESAN shall issue to HOV that number of shares of ESAN Common Stock as has a Value (as of the date of issuance) of $1,800,000 for 2003 and $800,000 for each of 2004 and 2005. For the purposes of this Section 2.01, the Annual Target shall be defined as net revenues of $25,000,000 and the Pretax Percentage shall be defined as pretax income divided by net revenues, multiplied by 100, all as computed in accordance with generally accepted accounting principles, consistently applied, and certified by ESAN's independent auditors.

            (d) If any issuance of the ESAN Common Stock becomes due on a date that is not a Business Day, payment shall be deferred until the next Business Day.

2.02 Effect on Capital Stock of DBWI. Each stock certificate of DBWI evidencing shares of DBWI Common Stock shall be cancelled and retired and shall cease to exist and no stock of Acquisitions or other consideration shall be delivered in exchange therefore. From and after the Effective Time, holders of DBWI Common Stock shall cease to have any rights with respect to such shares of DBWI Common Stock formerly represented by the aforementioned certificates cancelled, except as otherwise provided herein or by law.

                                   ARTICLE III
                             ADDITIONAL TRANSACTIONS

         3.01 Due Diligence Investigation. Prior to the Closing, each of ESAN and DBWI shall have the opportunity to conduct and complete to such party's satisfaction in its sole discretion, customary business, financial, tax, legal and environmental due diligence investigations of ESAN, Acquisitions, DBWI and Savant (the "Due Diligence Investigation"), as the case may be. The Due Diligence Investigation shall include, but not be limited to, corporate records, sales records and contract, financial and tax records, legal matters, regulatory matters, environmental matters, employment matters, contractual matters, insurance matters, employment and labor matters, patent and trademark matters, pension and benefit records and matters, and such other agreements and matters as such party and its counsel and financial advisors deem relevant. Each party acknowledges that the consummation of the transactions contemplated by this Agreement is subject to the completion of the Due Diligence Investigation, the results of which shall be satisfactory to each such party in its sole discretion. Each of DBWI and ESAN shall, upon reasonable prior notice, permit representatives of ESAN and DBWI, respectively to have access to DBWI's, Savant's, ESAN's and Acquisitions' facilities, management, books, records, personnel, customers and suppliers for the purpose of conducting the Due Diligence Investigation.

         3.02 Restricted Securities. DBWI and HOV understand that the shares of ESAN Preferred Stock being issued hereunder, the shares of ESAN Common Stock issuable upon conversion of ESAN Preferred Stock, and the shares of ESAN Common Stock issuable as part of the Merger Consideration (collectively, the "ESAN Securities") are characterized as "restricted securities" under the federal securities laws inasmuch as they are being issued by ESAN in a


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transaction not involving a public offering and that under such laws and applicable regulations ESAN Securities may be resold without registration under the Act only in certain limited circumstances.

         3.03 Further Limitations on Disposition. Without in any way limiting the representations set forth above, unless there is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement, HOV and DBWI further agree not to make any disposition of all or any portion of ESAN Securities unless and until the transferee has agreed in writing for the benefit of ESAN to be bound by this Section 3.03 and the Investor Rights Agreement, and if reasonably requested by ESAN, HOV and DBWI shall have furnished ESAN with an opinion of counsel, reasonably satisfactory to ESAN, that such disposition will not require registration of such shares under the Act. It is agreed that ESAN will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

         3.04 Legend. It is understood that the certificates evidencing ESAN Securities will bear the following legend unless such securities are registered under the Act:

          "The shares evidenced by this certificate have not been registered or qualified under the Securities Act of 1933, as amended, or any state securities laws and may not be sold or transferred unless registered or qualified pursuant to such Act and applicable state securities laws or an exemption from registration under such Act or such applicable state securities laws is available."

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF HOV AND DBWI

         DBWI and HOV make the following representations and warranties to ESAN and Acquisitions, each of which shall be deemed material (and ESAN and Acquisitions, in executing, delivering and performing their obligations under this Agreement have relied and will rely upon the correctness and completeness of each of such representations and warranties):

         4.01 DBWI Corporate Existence and Qualification. DBWI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. DBWI was formed on May 23, 2002 and since that date, has conducted no business other than acquiring all of the issued and outstanding stock of Savant on June 28, 2002. Except as listed on Schedule 4.01, DBWI has no other assets other than the stock of Savant, it conducts no other business and it has no liabilities. The authorized capital stock of DBWI consists of (a) one thousand (1,000) shares of Class A common stock, $0.01 par value per share, of which one hundred (100) shares are issued and outstanding, all of which are owned by HOV; (b) one thousand (1,000) shares of Class B common stock, $0.01 par value per share, none of which are issued and outstanding; and (c) two thousand (2,000) shares of preferred stock, $0.01 par value per share, none of which are issued and outstanding. DBWI has no subsidiaries other than Savant.

         4.02. Savant Corporate Existence and Qualification. Savant is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Savant has the corporate power to carry on its business as now conducted and to own its assets. Savant is duly qualified to conduct business and is in good standing as a foreign corporation in those jurisdictions set forth on Schedule 4.02, which are the only jurisdictions in which Savant is required to qualify in order to own its assets or properties or to carry on its business as now conducted except where the failure to so qualify could be reasonably expected to have a Material Adverse Effect. The copies of Savant's Certificate of Incorporation (certified by the Department of Treasury of the State of New Jersey) and By-Laws (certified by Savant's secretary), as amended to date, which have been delivered to ESAN, are true and complete copies of those documents as now in effect. The minute books of Savant contain accurate records, in all material respects, of all material meetings of its Board of Directors and shareholders since its incorporation, and accurately reflect, in all material respects, all actions referred to therein.

         4.03. Capitalization. The authorized capital stock of Savant consists of (a) fifty million (50,000,000) shares of common stock, no par value, of which twenty million (20,000,000) shares are issued and outstanding; (b) ten million (10,000,000) shares of Preferred Stock, of which (i) one thousand eight hundred (1,800) have been designated Series A Preferred Stock, no par value per share, all of which are issued and outstanding (the "Savant Series A Preferred"); (ii) eight hundred (800) have been designated Series B Preferred Stock, no par value per share, all of which are issued and outstanding (the "Savant Series B Preferred"); and (iii) eight hundred (800) have been designated Series C Preferred Stock, no par value per share (the "Savant Series C Preferred Stock," which, together with the Savant Series A Preferred


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and Savant Series B Preferred, are referred to herein as the "Savant Preferred
Stock"), all of which are issued and outstanding. All of the shares of Savant Common Stock and Savant Preferred Stock are duly authorized and validly issued and outstanding, fully paid and non-assessable. All of the shares of Preferred Stock of Savant will be cancelled without cost to Savant or ESAN prior to the Closing. Except as set forth on Schedule 4.03 to this Agreement, there are no subscriptions, options, warrants, rights or calls or other commitments or agreements to which Savant or DBWI is a party or by which Savant or DBWI is bound, calling for the issuance, transfer, sale or other disposition of the Savant Common Stock. Except for the Savant Preferred Stock and all outstanding employee stock options and as set forth on Schedule 4.03, there are no outstanding securities of Savant convertible or exchangeable, actually or contingently, into shares of Savant Common Stock or any other securities of Savant.

         4.04. Subsidiaries. There are no corporations, partnerships, limited liability companies, trusts or other business entities controlled by Savant. Savant has made no investments in, or owns, none of the capital stock of, or any other proprietary interest in, any other corporation, partnership or other business entity.

         4.05. Consents. All requisite consents of governmental and other regulatory agencies, foreign or domestic, and of other parties required to be received by or on the part of HOV, Savant or DBWI to enable such persons to enter into and carry out this Agreement in all material respects have been, or prior to the Closing will have been, obtained.

         4.06. Binding Nature of Agreement; Title to Shares.

         (a) This Agreement constitutes DBWI's valid and binding obligation and is enforceable in accordance with its terms. DBWI is, and at the Closing will be, the sole record and beneficial owner of the Savant Common Stock, free and clear of all manner of liens, charges, encumbrances, and claims. DBWI has, and at the Closing will have, good and marketable title to the Savant Common Stock.

         (b) This Agreement constitutes HOV's valid and binding obligation and is enforceable in accordance with its terms. HOV is, and at the Closing will be, the sole record and beneficial owner of the DBWI Common Stock, free and clear of all manner of liens, charges, encumbrances, and claims. HOV has, and at the Closing will have, good and marketable title to the DBWI Common Stock.

         4.07. Financial Statements, etc. The books of accounts of Savant, taken as a whole, fairly reflect its income, expenses, assets and liabilities in all material respects. Savant's balance sheets as of December 31, 2000, December 31, 2001, and April 30, 2002, and the related statements of income and retained earnings and cash flows for the years ended December 31, 1999, 2000 and 2001 and the three month period ended March 31, 2002 (collectively, the "Financial Statements") fairly present the financial position of Savant in all material respects as of the said dates and the results of its operations for such fiscal years and periods and, except as set forth therein or in Schedule 4.07 were prepared in all material respects in conformity with generally accepted accounting principles consistently applied throughout the fiscal year and periods covered thereby. The Financial Statements have been or will be audited or, with respect to the March 31, 2002 Financial Statements only, reviewed, by BDO Seidman LLP, independent, certified public accountants ("BDO").

         4.08. Liabilities. As of April 30, 2002 (the "Savant Balance Sheet Date"), Savant had no material debts, liabilities or obligations, contingent or absolute, other than those debts, liabilities and obligations reflected or reserved against Savant's Balance Sheet at the Balance Sheet Date (the "Savant Balance Sheet").

         4.09. Action Since Balance Sheet Date. Except as otherwise expressly provided or set forth in, or required by, this Agreement or in the ordinary course of business, since the Savant Balance Sheet Date, Savant has not: (i) issued or sold, or agreed to issue or sell any of its capital stock, options, warrants, rights or calls to purchase such stock, any securities convertible or exchangeable into such capital stock or other corporate securities, or effected any subdivision or other re-capitalization affecting its capital stock; (ii) incurred any material obligation or liability, absolute or contingent, except those arising in the ordinary and usual course of its business: (iii) discharged or satisfied any lien or encumbrance, except in the ordinary and usual course of business, or paid or satisfied any liability, absolute or contingent, other than liabilities as to the Savant Balance Sheet Date and current liabilities incurred since the Savant Balance Sheet Date in the ordinary and usual course of business; (iv) made any wage or salary increases or granted any bonuses other than wage and salary increases and bonuses granted in accordance with its normal salary increase and bonus policies; (v) mortgaged, pledged or subjected to any lien or other encumbrance any of its properties or assets, or permitted any of its property or assets to be subjected to any lien or other encumbrance, except in the ordinary and usual course of business; (vi) sold, assigned or transferred any of its properties or assets, except in the ordinary and usual course of business; (vii) entered


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into any transaction having an aggregate value greater than $25,000; (viii)
waived any rights of substantial value, or cancelled, modified or waived any indebtedness for borrowed money held by it, except in the ordinary and usual course of business; (ix) declared, paid or set aside any dividends or other distributions or payments on its capital stock, or redeemed or repurchased, or agreed to redeem or repurchase, any shares of its capital stock; (x) made any loans or advances to any person, or assumed, guaranteed, endorsed or otherwise became responsible for the obligations of any person; or (xi) incurred any indebtedness for borrowed money (except for endorsement, for collection or deposit of negotiable instruments received in the ordinary and usual course of business).

         4.10. Adverse Developments. Except as otherwise expressly provided or set forth in, or required by this Agreement, since the Savant Balance Sheet Date, there have been no changes in the properties, operations or financial condition of Savant, and no event has occurred other than in the ordinary and usual course of business which could be reasonably expected to have a Material Adverse Effect upon the business of Savant, and Savant, after reasonable inquiry, knows of no development or threatened development of a nature that is, or which could be reasonably expected to have a Material Adverse Effect upon the business of Savant and or upon any of its respective assets or properties, including, without limitation, the loss of any licenses or permits, suppliers, customers or employees, which loss would result in a Material Adverse Effect.

         4.11. Taxes. Savant has delivered to ESAN true and complete copies of the Federal income tax returns on Form 1120, or approved extensions therefore, of Savant as filed with the Internal Revenue Service for the fiscal years ended December 31, 1999, 2000 and 2001. Such returns were prepared in conformity in all material respects with information contained in the books and records of Savant and contain no untrue statement of a material fact or omit to state any fact required to make any such return not materially misleading. Except as set forth in Schedule 4.11, all taxes, including, without limitation, income, property, sales, use, franchise, capital stock, excise, added value, employees' income withholding, social security and unemployment taxes imposed by the United States, any state or any foreign country, or by any other taxing authority, which have or may have become due or payable by Savant and all interest and penalties thereon, whether disputed or not, have been paid in full or adequately provided for by reserves shown in its books of account; all deposits required by law to be made by Savant with respect to estimated income, franchise and employees' withholding taxes have been duly made; and all tax returns, including estimated tax returns, required to be filed have been duly filed. No extension of time for the assessment of deficiencies for any year is in effect. Except as set forth in said Schedule 4.11, no deficiency is proposed or to the knowledge of Savant, after reasonable inquiry, threatened against Savant. Schedule 4.11 also sets forth a list of those states in which income, franchise or sales and use tax returns were or will be filed by Savant for the fiscal year ended December 31, 2001.

         4.12. Ownership of Assets. Except as set forth in Schedule 4.12, Savant owns outright, and has good and marketable title to all of its assets, properties and business (including all assets reflected in Savant's Balance Sheet, except as the same may have been disposed of in the ordinary course of business since the Savant Balance Sheet Date), free and clear of all liens, mortgages, pledges, conditional sales agreements, restrictions on transfer or other encumbrances or changes. Schedule 4.12 sets forth a true and complete list and brief description of all patents, copyrights, trademarks, trade names and other similar intangible assets which are either owned by Savant or in which it has an interest. Except as set forth in said Schedule 4.12, no other person, firm or corporation has any proprietary or other interest in any such intangible assets. Such assets so owned or leased are, in the reasonable business judgment of DBWI, sufficient to permit Savant to conduct its business as now conducted. Except as set forth in Schedule 4.12, Savant is not a party to or bound by any license or agreement requiring the payment to any person, firm or corporation of any royalty. To the knowledge of DBWI, Savant is not infringing upon any patent, copyright, trade name or trademark or otherwise is violating the rights of any third party with respect thereto, and no proceedings have been instituted or, to the knowledge of DBWI, after reasonable inquiry, are threatened and no claim has been received by Savant or DBWI alleging any such violation.

         4.13. Insurance. Schedule 4.13 sets forth a list and brief description of all policies of fire, liability and other forms of insurance held by Savant as of the date hereof. Except as set forth in Schedule 4.13, such policies are valid, outstanding and enforceable policies, as to which premiums have been paid currently. Except as set forth in Schedule 4.13, DBWI, after reasonable inquiry, does not know of any state of facts, or of the occurrence of any event which might reasonably (i) form the basis for any claim against Savant not fully covered by insurance for liability on account of any express or implied warranty or tortuous omission of commission, or (ii) result in a material increase in insurance premiums of Savant.

         4.14. Litigation, Compliance with Law. Except as set forth in Schedule 4.14, there are no actions, suits, proceedings or governmental investigations relating to Savant or to any of its respective properties, assets or businesses


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pending or, to the knowledge of DBWI, after reasonable inquiry, threatened, or any order, injunction, award or decree outstanding against Savant or against or relating to any of its properties, assets or businesses. Except as set forth in
Schedule 4.14, Savant is not in violation of any law, regulation, ordinance, order, injunction, decree, award or other requirement of any governmental body, court or arbitrator relating to its properties, assets or business, which violation would have a Material Adverse Effect on Savant.

         4.15. Real Property. Schedule 4.15 sets forth a brief description of all real property which is owned by, or leased to Savant, including all material structures located hereon. The real property leases described in Schedule 4.15 that relate to the leased properties described therein are now in full force and effect, and all amounts payable there under have been paid. All uses of such owned or leased property by Savant conform, in all material respects, to all applicable building and zoning ordinances, laws, and regulations and, in the case of leased property, to all terms of the leases relating thereto.

         4.16. Agreements and Obligations; Performance. Except as set forth in this Agreement or listed and briefly described in Schedule 4.16 (the "Listed Agreements"), Savant is not a party to, or bound by any: (i) written or oral agreement or other contractual commitment, understanding or obligation which involves aggregate payments or receipts in excess of $250,000; (ii) contract, arrangement, commitment or understanding which involves aggregate payments or receipts in excess of $250,000 that cannot be cancelled on thirty (30) days or less notice without penalty or premium or any continuing obligation or liability: (iii) contractual obligation or contractual liability of any kind to DBWI; (iv) contract, arrangement, commitment or understanding with its customers or any officer, employee, shareholder, director, representative or agent thereof for the repurchase of products, sharing of fees, the rebating of charges to such customers, bribes, kickbacks from such customers or other similar arrangements;
(v) contract for the purchase or sale of any materials, products or supplies which contain, or which commits or will commit it for a fixed term; (vi) contract of employment with any officer or employee not terminable at will without penalty or premium or any continuing obligation of liability; (vii) deferred compensation, bonus or incentive plan or agreement not cancelable at will without penalty or premium or any continuing obligation or liability;
(viii) management or consulting agreement not terminable at will without penalty or premium or any continuing obligation or liability; (ix) lease for real or personal property (including borrowings thereon), license or royalty agreement;
(x) union or other collective bargaining agreement; (xi) agreement, commitment or understanding relating to the indebtedness for borrowed money; (xii) contract which, by its terms, requires the consent of any party thereto to the consummation of the transactions contemplated hereby; (xiii) contract containing covenants limiting the freedom of Savant to engage or compete in any line or business or with any person in any geographical area; (xiv) contract or opinion relating to the acquisition or sale of any business; (xv) voting trust agreement or similar shareholders' agreement; (xvi) other contract, agreement, commitment or understanding which materially affects any of its properties, assets or business, whether directly or indirectly, or which was entered into other than in the ordinary course of business. Except as set forth in Schedule 4.16, Savant has not during the last 36 months entered into any of the types of contracts, arrangements, commitments or understandings with any of its suppliers or customers referred to in item (iv) of this Section 4.16. A true and correct copy of each of the written listed Agreements, has been made available or delivered to ESAN. Savant has in all material respects performed all obligations required to be performed by it to date under all of the Listed Agreements, is not in default in any material respect under any of the Listed Agreements which would reasonably be expected to result in a Material Adverse Effect on Savant and has received no notice of any default or alleged default there under which has not heretofore been cured or which notice has not heretofore been withdrawn. DBWI, after reasonable inquiry, knows of no material default under any of the Listed Agreements by any other party thereto or by any other person, firm or corporation bound there under.

         4.17. Condition of Assets. Except for normal breakdowns and servicing requirements, all machinery and equipment regularly used by Savant in the conduct of its respective businesses are in good operating condition and repair, ordinary wear and tear excepted.

         4.18 Accounts Receivable. All of the accounts receivable are reflected in the books of account of Savant in accordance with GAAP and arose in the ordinary course of its business from the sale of services or goods.

         4.19. Permits and Licenses. Schedule 4.19 sets forth (i) all permits, licenses, orders, franchises and approvals from all federal, state, local and foreign governmental regulatory bodies held by Savant. Savant has all permits, licenses, order and approvals of all federal, state, local and foreign governmental or regulatory bodies required of it to carry on its business as presently conducted; all such other permits, licenses, orders, franchises and approvals are in full force and effect, and to the knowledge of DBWI, after reasonable inquiry, no suspension or cancellation or any of such other permits, licenses, etc. is threatened, the suspension or cancellation of which would have a Material Adverse Effect on

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Savant; and Savant is in compliance in all material respects with all requirements, standards and procedures of the federal, state, local and foreign governmental bodies which have issued such permits, licenses, orders, franchises and approvals. Schedule 4.19 also sets forth a brief description of all vans, automobiles, trucks or other vehicles owned or leased by Savant and the state of title thereof.

         4.20. Banking Arrangements. Schedule 4.20 sets forth the name of each bank in or with which Savant has an account, credit line or safety deposit box, and a brief description of each such account, credit line or safety deposit box including the names of all persons currently authorized to draw thereon or having access thereto, and the names of all persons, if any, now holding powers of attorney from Savant and a summary statement of the terms thereof.

         4.21. Interest in Assets. Neither DBWI nor any third party owns any property or rights, tangible or intangible, used in or related, directly or indirectly, to the business of Savant.

         4.22. Salary Information. Schedule 4.22 contains a list of the names and current salary rates of and bonus commitments to all present officers of Savant, and the names and current annual salary rates of all other persons employed by Savant whose annual salaries and bonuses exceed $100,000.00.

         4.23. Employee Benefit Plans. Schedule 4.23 includes a list of all of the "pension" and "welfare" benefit plans (within the respective meanings of sections 3(2) and 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by Savant or to which it makes employer contributions with respect to its employees, a complete and correct copy of each of which has been delivered to ESAN. There are no vested and unfunded benefits under any such plans.

                  4.23.1. All of the pension and profit sharing plans maintained by Savant (herein collectively referred to as the "Pension Plans") are listed in Part A of Schedule 4.23. Each of the Pension Plans has received a favorable determination letter as to its qualification under section 4.01(a) of the Internal Revenue Code of 1986, as amended (the "Code") (including, but not limited to, amendments made by ERISA), to DBWI's knowledge, after reasonable inquiry, nothing has occurred with respect to any such Pension Plan which would cause the loss of such qualification, and Savant has delivered to ESAN true and correct copies of all such determination letters.

                  4.23.2. All of the Pension Plans not maintained by Savant but to which it makes employer contributions with respect to its employees (herein collectively referred to as the "Other Pension Plans"), are listed in Part B of
Schedule 4.23. Each of the Other Pension Plans is a multi-employer plan (within the meaning of section 3(37) of ERISA), but Savant is not a substantial employer (within the meaning of section 4001(a)(2) of ERISA) with respect to any of the Other Pension Plans.

                  4.23.3. To DBWI's knowledge, after reasonable inquiry, all contributions required by law or required under the Pension Plans with respect to the three plan years ended prior to the Closing Date shall have been made on or prior to the Closing Date by Savant. With regard to the current plan year of each of the Other Pension Plans, all contributions required to meet the employer contribution obligations of Savant, under section 412 of the Code, Part 3 of Title I(B) of ERISA, such other Pension Plan or any applicable collective bargaining agreement, with respect to that portion of the current plan year ending on the Closing Date, to DBWI's knowledge, after reasonable inquiry, shall have been made on or prior to the Closing Date by Savant.

                  4.23.4. No Pension Plan or related trust has terminated, and no "reportable event" (within the meaning of section 4043(b) of ERISA) has occurred with respect to either any of the Pension Plans or the participation of Savant in any of the Other Pension Plans, other than the transactions contemplated by this Agreement, since the effective date of ERISA.

                  4.23.5. None of the Pension Plans which are subject to provisions of section 412 of the Code or Part 3 of Title I(B) of ERISA or their related trusts has incurred any "accumulated funding deficiency" (within the meanings of section 412(a) of the Code and section 302 of ERISA) since the effective date of ERISA.

                  4.23.6. Savant has not incurred any liability (except for required premium payments, which premium payments have been made for plan years ended prior to the Closing Date, to the Pension Benefit Guaranty Corporation), with respect to the Pension Plans.

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                  4.23.7. All of the welfare plans maintained by Savant or to which it makes employer contributions with respect to its employees (herein collectively referred to as the "Welfare Plans") are listed in Part C of
Schedule 4.23. To DBWI's knowledge, after reasonable inquiry, there are no actions, suits or claims, pending or threatened against any of the Pension Plans, or (with respect to the participation of Savant therein) against any of the Other Pension or Welfare Plans, or against Savant with respect to any thereof.

                  4.23.8. Savant has satisfied in all material respects all reporting and disclosure requirements applicable to it under ERISA, and the Department of Labor and Internal Revenue Service regulations promulgated there under, with respect to all of the Pension and Welfare Plans, and Savant will deliver to ESAN prior to the Closing Date true and complete copies of the most recently filed and disclosed Forms EBS-1, Forms 5500 and 5500-C (with exhibits), 1976 "ERISA Notices" and summary plan descriptive for the Pension and Welfare Plans.

                  4.23.9. To DBWI's knowledge, after reasonable inquiry, none of the Pension and Welfare Plans or any of their related trusts, or Savant or any trustee, administrator or other "party in interest" or "disqualified person" (within the meaning of section 3(14) of ERISA or section 4975(e)(2) of the Code, respectively) with respect to the Plans, has engaged in any "prohibited transaction" (within the meaning of section 408 of ERISA or section 4975(c)(23) or (d) of the Code), with respect to the participation of Savant therein, which could subject any of the Pension or Welfare Plans or related trusts, or any trustee, administrator or other fiduciary of the Plan, or Savant or ESAN, or any other party dealing with the Plans, to the penalties or excise tax imposed on prohibited transactions by section 502(i) or ERISA or section 4975 of the Code.

                  4.23.10. The Trustees of each of the Pension Plans have completed their required annual accountings for the plan year ended December 31, 2001, such accountings accurately reflect the financial positions of the Pension Plans as at such date, and true and complete copies of the Trustees' reports or schedules of such accountings have been delivered to ESAN.

         4.24. No Breach. Neither the execution and delivery of this Agreement nor compliance by Savant, HOV and DBWI with any of the provisions hereof nor the consummation of the transactions contemplated hereby, will:

                  (a) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of DBWI or Savant or the Certificate of Formation or Operating Agreement of HOV;

                  (b) violate or, alone or with notice of the passage of time, result in the material breach or termination of, or otherwise give any contracting party the right to terminate, or declare a material default under, the terms of any agreement or other document or undertaking, oral or written to which Savant, HOV or DBWI is a party or by which either of them or any of their respective properties or assets may be bound (except for such violations, conflicts, breaches or defaults as to which required waivers or consents by other parties have been, or will, prior to the Closing, be, obtained);

                  (c) result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Savant pursuant to the terms of any such agreement or instrument;

                  (d) violate any judgment, order, injunction, decree or award against, or binding upon, Savant, HOV or DBWI or upon their respective properties or assets; or

                  (e) violate any law or regulation of any jurisdiction relating to Savant or any of its respective securities, assets or properties which violation would result in a Material Adverse Effect upon Savant.

         4.25. Brokers. Neither DBWI nor HOV has engaged, consented to, or authorized any broker, finder, investment banker or other third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transaction contemplated by this Agreement, and DBWI and HOV agree to indemnify ESAN against, and to hold it harmless from any claim for brokerage or similar commission or other compensation which may be made against ESAN by any third party in connection with any transactions contemplated hereby which claim is based upon any action by DBWI or HOV.

         4.26. Labor Discussions. Except with respect to the agreements listed in Schedule 4.16 pursuant to Section 4.16(x), Savant is not, or during the past three years has not been, involved in any labor discussions with any unit or group seeking to become the bargaining unit for any of its employees. With respect to said agreements, Schedule 4.16 sets forth a description of the status thereof, including any demands or proposals with respect to the renewal, extension or replacement thereof.

         4.27. Change of Name. Savant has not conducted business under any name during the past three (3) years except those set forth on Schedule 4.27 ("Alternate Names").

         4.28 Environmental. To DBWI's knowledge, Savant has not used, generated, manufactured, installed, released, discharged, stored or disposed of any "Hazardous Materials," as defined below, on, under, in or about the site of any real property of Savant. The term "Hazardous Materials" shall mean any waste material which is regulated by any state or local governmental authority in the states in which Savant conducts business, or the United States Government, including, but not limited to, any material or substance which is (i) defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," or "restricted hazardous waste" under any provision of New Jersey law, (ii) petroleum, (iii) asbestos, (iv) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. 1251 et seq. (33 U.S.C. 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. 1317), (v) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (42 U.S.C.
6903) or (vi) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq. (42 U.S.C. 9601). The current operations of Savant comply with all applicable laws and governmental regulations including all applicable federal, state and local laws, ordinances, and regulations pertaining to air and water quality, Hazardous Materials, waste, disposal or other environmental matters, including the Clean Water Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Resource Conservation Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, and the statutes, rules, regulations and ordinances or the state, city and country in which such property is located. All sewage and waste discharged at such property is and has been discharged in compliance with applicable federal, state and local law. To DBWI's knowledge, no wells of any kind which may exist on such property are or have been receiving any discharges and no underground storage tanks exist at any such property.

         4.29 Untrue or Omitted Facts. No representation, warranty or statement by DBWI or HOV in this Agreement contains any untrue statement of a material fact, or omits or will omit to state a fact necessary in order to make such representations, warranties or statements not materially misleading.

                                    ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF ESAN AND ACQUISITIONS

         ESAN and Acquisitions make the following representations and warranties to DBWI and HOV, each of which shall be deemed material, and DBWI and HOV, in executing this Agreement, have relied and will rely on the correctness and completeness of such representations and warranties:

         5.01 Acquisitions Organization.Acquisitions is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisitions was formed on November 22, 2002, and since that date, has conducted no business. Acquisitions has no assets, no liabilities and conducts no business. ESAN is the sole member of Acquisitions. Acquisitions has no subsidiaries.

         5.02 ESAN Organization. ESAN is a corporation, duly formed, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power to carry on its business as now conducted and to own its assets. A complete list of entities in which ESAN, directly or indirectly, owns capital stock or holds an equity or similar interest is disclosed in ESAN's 10-K filing for the fiscal year ended January 31, 2002, filed with the SEC on May 1, 2002 (the "10-K Filing").

         5.03 Capitalization and Voting Rights. The authorized capital and voting rights of shareholders of ESAN is as disclosed in ESAN's 10-K Filing, 10-Q and other filings made with the SEC.

         5.04 SEC Documents. Since September 30, 2000, ESAN has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"). As of the date of filing of such documents (the "SEC Documents") with the SEC, the SEC Documents, as they may have been subsequently amended by filings made by ESAN with the SEC prior to the date hereof, complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated there under applicable to the SEC Documents. None of the SEC Documents, as of the date filed and as they may have been subsequently amended by filings made by ESAN with the SEC prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of ESAN included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

         5.05 Valid Issuance of Securities. The ESAN Securities being delivered as part of the Merger Consideration hereunder, when issued and delivered in accordance with the terms hereof, will be duly and validly issued, fully paid and non-assessable and free of any liens or encumbrances or restrictions on transfer other than restrictions on transfer under this Agreement, the Investor Rights Agreement and applicable state and federal securities laws and will be issued in compliance with all applicable federal and state securities laws, as currently in effect, of the United States and each of the states whose securities laws govern the issuance of any of ESAN Securities hereunder. The ESAN Securities are not and will not be subject to any preemptive rights, rights of first refusal, rights of first offer or other similar rights that have not been properly waived or complied with.

         5.06. No Breach. Neither the execution and delivery of this Agreement nor compliance by ESAN or Acquisitions with any of the provisions hereof nor the consummation of the transactions contemplated hereby, will:

                  (a) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of ESAN or Acquisitions ;

                  (b) violate or, alone or with notice of the passage of time, result in the material breach or termination of, or otherwise give any contracting party the right to terminate, or declare a material default under, the terms of any agreement or other document or undertaking, oral or written to which ESAN or Acquisitions is a party or by which they or any of their respective properties or assets may be bound (except for such violations, conflicts, breaches or defaults as to which required waivers or consents by other parties have been, or will, prior to the Closing, be, obtained);

                  (c) result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of ESAN or Acquisitions pursuant to the terms of any such agreement or instrument;

                  (d) violate any judgment, order, injunction, decree or award against, or binding upon, ESAN, Acquisitions, or upon their respective properties or assets; or

                  (e) violate any law or regulation of any jurisdiction relating to ESAN, Acquisitions, or any of their respective securities, assets or properties.

         5.07. Authority for and Binding Nature of Agreement. All corporate and other proceedings required to be taken by or on behalf of ESAN and Acquisitions including, without limitation, all actions required to be taken by their respective Boards of Directors, to authorize ESAN and Acquisitions to enter into and carry out this Agreement will have been duly and properly taken at or prior to the Closing Date. All corporate action on the part of ESAN, its officers and directors necessary for the authorization, issuance (or reservation for issuance) of ESAN Securities has been taken or will be taken prior to the Closing, and this Agreement constitutes a valid and legally binding obligation of ESAN, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

         5.08. Brokers. Neither ESAN nor Acquisitions has engaged, consented to, or authorized any broker, finder, investment banker or third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement, and ESAN and Acquisitions agree to indemnify DBWI against, and to hold it harmless from, any claim for brokerage or similar commission or other compensation which may be made against Savant or DBWI by any third party in connection with the transactions contemplated hereby, which claim is based upon any action by ESAN or Acquisitions .

         5.09. Action Since Balance Sheet Date. Except as otherwise expressly provided or set forth in, or required by, this Agreement, since April 30, 2002 (the "ESAN Balance Sheet Date"), ESAN has not: (i) with the exception of any issuances under its Employee Stock Plan, Employee Stock Option Plan or Director's Stock Option Plan (all issuances with regard thereto being set forth on Schedule 5.09 attached hereto), issued or sold, or agreed to issue or sell any of its capital stock, options, warrants, rights or calls to purchase such stock, any securities convertible or exchangeable into such capital stock or other corporate securities, or effected any subdivision or other re-capitalization affecting its capital stock; (ii) incurred any material obligation or liability, absolute or contingent, except those arising in the ordinary and usual course of its business: (iii) discharged or satisfied any lien or encumbrance, except in the ordinary and usual course of business, or paid or satisfied any liability, absolute or contingent, other than liabilities as to the ESAN Balance Sheet Date and current liabilities incurred since the ESAN Balance Sheet Date in the ordinary and usual course of business; (iv) made any wage or salary increases or granted any bonuses other than wage and salary increases and bonuses granted in accordance with its normal salary increase and bonus policies; (v) mortgaged, pledged or subjected to any lien or other encumbrance any of its properties or assets, or permitted any of its property or assets to be subjected to any lien or other encumbrance, except in the ordinary and usual course of business; (vi) sold, assigned or transferred any of its properties or assets, except in the ordinary and usual course of business; (vii) entered into any transaction having an aggregate value greater than $500,000; (viii) waived any rights of substantial value, or cancelled, modified or waived any indebtedness for borrowed money held by it, except in the ordinary and usual course of business;
(ix) declared, paid or set aside any dividends or other distributions or payments on its capital stock, or redeemed or repurchased, or agreed to redeem or repurchase, any shares of its capital stock; (x) made any loans or advances to any person, or assumed, guaranteed, endorsed or otherwise became responsible for the obligations of any person; or (xi) incurred any indebtedness for borrowed money (except for endorsement, for collection or deposit of negotiable instruments received in the ordinary and usual course of business).

         5.10. Adverse Developments. Other than the delisting of ESAN's common stock from the Nasdaq SmallCap Market, and except as otherwise expressly provided or set forth in, or required by, this Agreement, since the ESAN Balance Sheet Date, there have been no changes in the properties, operations or financial condition of ESAN, and no event has occurred other than in the ordinary and usual course of business which could be reasonably expected to have a Material Adverse Effect upon the business of ESAN, and ESAN, after reasonable inquiry, knows of no development or threatened development of a nature that is, or which could be reasonably expected to have a Material Adverse Effect upon the business of ESAN and or upon any of its respective assets or properties, including, without limitation, the loss of any licenses or permits, suppliers, customers or employees, which loss would be of a materially adverse nature.

         5.11. Litigation, Compliance with Law. Except as set forth in Schedule 5.11, there are no actions, suits, proceedings or governmental investigations relating to ESAN or to any of its respective properties, assets or businesses pending or, to its knowledge, after reasonable inquiry, threatened, or any order, injunction, award or decree outstanding against ESAN or against or relating to any of its properties, assets or businesses; and ESAN, after reasonable inquiry, does not know of any basis for any such action, suits or proceedings within the past two years or any such governmental investigations, orders, injunctions or decrees at any time in the past. Except as set forth in
Schedule 5.11, ESAN is not in violation of any law, regulation, ordinance, order, injunction, decree, award or other requirement of any governmental body, court or arbitrator relating to its properties, assets or business, which violation would have a Material Adverse Effect on ESAN.

         5.12. Employee Benefit Plans. Schedule 5.12 includes a list of all of the "pension" and "welfare" benefit plans (within the respective meanings of sections 3(2) and 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by ESAN or to which it makes employer contributions with respect to its employees. There are no vested and unfunded benefits under any such plans.

                  5.12.1. All of the pension and profit sharing plans maintained by ESAN (herein collectively referred to as the "ESAN Pension Plans") are listed in Part A of Schedule 5.12. Each of the ESAN Pension Plans has received a favorable determination letter as to its qualification under section 4.01(a) of the Internal Revenue Code of 1986, as amended (the "Code") (including, but not limited to, amendments made by ERISA), nothing has occurred with respect to any such ESAN Pension Plan which would cause the loss of such qualification.

                  5.12.2. All of the Pension Plans not maintained by ESAN but to which it makes employer contributions with respect to its employees (herein collectively referred to as the "Other ESAN Pension Plans"), are listed in Part B of Schedule 5.12. Each of the Other ESAN Pension Plans is a multi-employer plan (within the meaning of section 3(37) of ERISA), but ESAN is not a substantial employer (within the meaning of section 4001(a)(2) of ERISA) with respect to any of the Other ESAN Pension Plans.

                  5.12.3. All contributions required by law or required under the ESAN Pension Plans with respect to plan years ended prior to the Closing Date shall have been made on or prior to the Closing Date by ESAN. With regard to the current plan year of each of the Other ESAN Pension Plans, all contributions required to meet the employer contribution obligations of ESAN, under section 412 of the Code, Part 3 of Title I(B) of ERISA, such Other ESAN Pension Plan or any applicable collective bargaining agreement, with respect to that portion of the current plan year ending on the Closing Date, shall have been made on or prior to the Closing Date by ESAN.

                  5.12.4. No ESAN Pension Plan or related trust has terminated, and no "reportable event" (within the meaning of section 4043(b) of ERISA) has occurred with respect to either any of the ESAN Pension Plans or the participation of ESAN in any of the Other ESAN Pension Plans, other than the transactions contemplated by this Agreement, since the effective date of ERISA.

                  5.12.5. None of the ESAN Pension Plans which are subject to provisions of section 412 of the Code or Part 3 of Title I(B) of ERISA or their related trusts has incurred any "accumulated funding deficiency" (within the meanings of section 412(a) of the Code and section 302 of ERISA) since the effective date of ERISA.

                  5.12.6. ESAN has not incurred any liability (except for required premium payments, which premium payments have been made for plan years ended prior to the Closing Date, to the Pension Benefit Guaranty Corporation), with respect to the ESAN Pension Plans.

                  5.12.7. All of the welfare plans maintained by ESAN or to which it makes employer contributions with respect to its employees (herein collectively referred to as the "ESAN Welfare Plans") are listed in Part C of
Schedule 4.22. There are no actions, suits or claims, pending or threatened, and ESAN has no knowledge of any facts which could give rise to any actions, suits or claims against any of the ESAN Pension Plans, or (with respect to the participation of ESAN therein) against any of the Other ESAN Pension or ESAN Welfare Plans, or against ESAN with respect to any thereof.

                  5.12.8. ESAN has satisfied in all material respects all reporting and disclosure requirements applicable to it under ERISA, and the Department of Labor and Internal Revenue Service regulations promulgated there under, with respect to all of the ESAN Pension and ESAN Welfare Plans.

                  5.12.9. None of the ESAN Pension and ESAN Welfare Plans or any of their related trusts, or ESAN or any trustee, administrator or other "party in interest" or "disqualified person" (within the meaning of section 3(14) of ERISA or section 4975(e)(2) of the Code, respectively) with respect to the Plans, has engaged in any "prohibited transaction" (within the meaning of section 408 of ERISA or section 4975(c)(23) or (d) of the Code), with respect to the participation of ESAN therein, which could subject any of the ESAN Pension or ESAN Welfare Plans or related trusts, or any trustee, administrator or other fiduciary of the Plan, or ESAN, Savant or DBWI, or any other party dealing with the Plans, to the penalties or excise tax imposed on prohibited transactions by section 502(i) or ERISA or section 4975 of the Code.

                  5.12.10. The Trustees of each of the ESAN Pension Plans have completed their required annual accountings for the plan year ended December 31, 2001, such accountings accurately reflect the financial positions of the ESAN Pension Plans as at such date.

         5.13. Environmental. ESAN has not used, generated, manufactured, installed, released, discharged, stored or disposed of any "Hazardous Materials," as defined below, on, under, in or about the site of any property of ESAN. The term "Hazardous Materials" shall mean any waste material which is regulated by any state or local governmental authority in the states in which ESAN conducts business, or the United States Government, including, but not limited to, any material or substance which is (i) defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," or "restricted hazardous waste" under any provision of California or Maryland law, (ii) petroleum, (iii) asbestos, (iv) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. 1251 et seq. (33 U.S.C. 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. 1317), (v) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (42 U.S.C.
6903) or (vi) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq. (42 U.S.C. 9601). The current operations of ESAN comply with all applicable laws and governmental regulations including all applicable federal, state and local laws, ordinances, and regulations pertaining to air and water quality, Hazardous Materials, waste, disposal or other environmental matters, including the Clean Water Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Resource Conservation Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, and the statutes, rules, regulations and ordinances or the state, city and country in which such property is located. All sewage and waste discharged at such property is and has been discharged in compliance with applicable federal, state and local law. No wells of any kind which may exist on such property are or have been receiving any discharges. There are no underground storage tanks or any kind at any such property.

         5.14 Untrue or Omitted Facts. No representation, warranty or statement by ESAN or Acquisitions in this Agreement contains any untrue statement of a material fact, or omits or will omit to state a fact necessary in order to make such representations, warranties or statements not materially misleading.

                                   ARTICLE VI
                              PRE-CLOSING COVENANTS

         6.01 Covenants of HOV and DBWI. HOV and DBWI hereby covenant that, from and after the date hereof, and until the Closing or earlier termination of this Agreement as follows:

                  6.01.1 Access. Savant and DBWI shall afford to the managers, officers, attorneys, accountants and other authorized representatives of ESAN free and full access, during regular business hours and upon reasonable notice, to the books, records, personnel and properties of Savant (including, without limitation, the work papers prepared by Savant's auditors) so that ESAN may have full opportunity to conduct the Due Diligence Investigation. Savant will cause its employees, accountants and attorneys to cooperate fully with the Due Diligence Investigation, and to make full disclosure to ESAN of all material facts affecting its financial condition and business operations.

                  6.01.2 Conduct of Business. Savant shall conduct its business only in the ordinary and usual course and shall make no material change in any of its policies without the prior written consent of ESAN, which shall not be unreasonably withheld or delayed.

                  6.01.3 Insurance. Savant shall maintain in force the insurance policies listed in Schedule 4.13, except to the extent that they may be replaced with equivalent policies at the same or lower rates approved by ESAN, which approval shall not be unreasonably denied.

                  6.01.4 Liabilities. Savant shall not incur any obligation or liability required in accordance with GAAP to be set forth on Savant's financial statements, absolute or contingent, except for those incurred in the ordinary and usual course of its business; nor shall it pay any obligation or liability other than: (i) the foregoing obligations and liabilities, (ii) debts, liabilities, and obligations set forth in the Balance Sheet; (iii) debts, liabilities and obligations arising after the Balance Sheet Date in the ordinary course of its business; and (iv) debts, liabilities and obligations under the contracts, agreements, past practices, arrangements, relationships, documents and instruments listed, described or contained in this Agreement or in the Exhibits and Schedules annexed to this Agreement.

                  6.01.5 Preservation of Business. HOV and DBWI will use their best efforts to preserve Savant's business organization intact, to keep available the services of its present officers, employees and consultants (except as ESAN may otherwise approve), and to preserve its goodwill.

                  6.01.6 Financial Statements. HOV and DBWI will provide ESAN with the Financial Statements required by Section 4.07 of this Agreement, as well as the unqualified opinions and reports of BDO thereon. In addition to the foregoing, DBWI shall deliver to ESAN at Closing, an unaudited balance sheet of Savant, dated as of the Closing Date (the "Closing Date Balance Sheet"), and, within thirty (30) days of the Closing Date, shall deliver an audited balance sheet of Savant, dated as of the close of business on the Closing Date.

                  6.01.7 No Breach. HOV and DBWI will (i) use their best efforts to assure that all of its representations and warranties contained herein are true in all material respects as of the Closing; (ii) promptly notify ESAN of any event or fact which represents or is likely to cause such a breach or default.

         6.02 Covenants of ESAN. ESAN hereby covenants that, from and after the date hereof, and until the Closing or earlier termination of this Agreement as follows:

                  6.02.1 Access. ESAN shall afford to the managers, officers, attorneys, accountants and other authorized representatives of HOV and DBWI free and full access, during regular business hours and upon reasonable notice, to the books, records, personnel and properties of ESAN and Acquisitions (including, without limitation, the work papers prepared by ESAN's auditors) so that HOV and DBWI may have full opportunity to conduct the Due Diligence Investigation. ESAN will cause its employees, accountants and attorneys to cooperate fully with HOV's and DBWI's due diligence investigation, and to make full disclosure to HOV and DBWI of all material facts affecting ESAN's and Acquisitions' financial condition and business operations.

                  6.02.2 Conduct of Business. ESAN shall conduct its business only in the ordinary and usual course and shall make no material change in any of its policies without the prior written consent of HOV and DBWI, which shall not be unreasonably withheld or delayed.

                  6.02.3 Liabilities. Neither ESAN nor Acquisitions shall incur any obligation or liability required in accordance with GAAP to be set forth on ESAN's financial statements, absolute or contingent, except for those incurred in the ordinary and usual course of its business; nor shall either of them pay any obligation or liability other than: (i) the foregoing obligations and liabilities, (ii) debts, liabilities, and obligations set forth in the Balance Sheet; (iii) debts, liabilities and obligations arising after the ESAN Balance Sheet Date in the ordinary course of its business; and (iv) debts, liabilities and obligations under the contracts, agreements, past practices, arrangements, relationships, documents and instruments listed, described or contained in this Agreement or in the Exhibits and Schedules annexed to this Agreement.

                  6.02.4 Preservation of Business. ESAN and Acquisitions will use their best efforts to preserve ESAN's and Acquisitions' business organization intact, to keep available the services of their present officers, employees and consultants (except as HOV and DBWI may otherwise approve), and to preserve their goodwill.

                  6.02.5 Financial Statements. Upon the first date after the Closing on which ESAN files with the SEC its financial statements, ESAN will deliver such financial statements to HOV and DBWI.

                  6.02.6 No Breach. ESAN and Acquisitions will (i) use their best efforts to assure that all of their representations and warranties contained herein are true in all material respects as of the Closing; (ii) promptly notify DBWI of any event or fact which represents or is likely to cause such a breach or default.

                  6.02.7 Reservation of ESAN Common Stock. ESAN shall at all times reserve and keep available out of its authorized but unissued shares of ESAN Common Stock, for the purpose of effecting the conversion of the ESAN Preferred Stock, and otherwise complying with the terms of this Agreement, such number of its duly authorized shares of ESAN Common Stock as shall be necessary therefore.

                                   ARTICLE VII
                     CONDITIONS PRECEDENT TO THE OBLIGATION
                        OF ESAN AND ACQUISITIONS TO CLOSE

         The obligation of ESAN and Acquisitions to enter into and complete the Closing is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, any one or more of which may be waived by ESAN in sole discretion (except when the fulfillment of such condition is a requirement of law).

         7.01. Representations and Warranties. All representations and warranties of HOV and DBWI contained in this Agreement and in any written statement (including financial statements), exhibit, certificate, schedule or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects as at the Closing Date, as if made at the Closing and as of the Closing Date.

         7.02. Covenants. HOV and DBWI shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them prior to or at the Closing.

         7.03. No Action. No action, suit, proceeding or investigation shall have been instituted, and be continuing before a court or before or by a governmental body or agency, and be unresolved, to restrain or to prevent or to obtain damages in respect of, the carrying out of the transactions contemplated hereby, or which might materially adversely affect the right of Acquisitions to own the Savant Common Stock or to operate or control the assets, properties and business of Savant after the Closing Date, or which might have a Material Adverse Effect thereon.

         7.04. Consents, Licenses and Permits. HOV, DBWI, ESAN and Acquisitions shall have each obtained all consents, licenses and permits of third parties necessary for the performance by each of them of all of their respective obligations under this Agreement, and such other consents, if any, to prevent
(i) agreements of Savant from terminating, the termination of which, in the aggregate, would have a Material Adverse Effect on the business, financial condition or assets of Savant, or (ii) any material indebtedness of Savant from becoming due or being subject to becoming due with the passage of time or on notice as a result of the performance of this Agreement, any other provisions of this Agreement to the contrary notwithstanding.

         7.05. Certificate of Satisfaction of Conditions. ESAN shall have received a certificate dated the Closing Date, signed by the President and Secretary of DBWI and the authorized representative of HOV as to the satisfaction of the conditions contained in Section 7.01 and 7.02.

         7.06 Good Standing Certificate. DBWI shall have delivered to ESAN certificates dated as of the most recent practicable date prior to the Closing
(i) issued by the Department of Treasury of the State of New Jersey to the effect that Savant is legally existing and in good standing and (ii) issued by the Secretary of State of the State of Delaware to the effect that DBWI is legally existing and in good standing.

         7.07 Secretary's Certificate. DBWI shall have delivered to ESAN at the Closing a certificate to the effect that attached thereto are true and complete copies of (a) the Certificates of Incorporation and the Bylaws of Savant and of DBWI, respectively, as in effect on the date thereof, and (ii) resolutions adopted by the Board of Directors of DBWI and by HOV authorizing the execution, delivery and performance of this Agreement.

         7.08. Opinion. ESAN shall have received the written opinion of counsel to HOV and DBWI and Savant, dated the Closing Date, in the form attached hereto as Exhibit C.

         7.09. No Material Adverse Change. There shall have been no material adverse change at the Closing Date in the business, assets and properties, financial status, capital stock, or prospects of DBWI and Savant as at the Balance Sheet Date.

         7.10 Due Diligence Investigation. ESAN shall have conducted, and be satisfied in its sole discretion with the results of, the Due Diligence Investigation, including the unaudited Closing Date Balance Sheet of Savant. Receipt of and satisfaction with such unaudited Closing Date Balance Sheet of Savant shall in no way affect Savant's obligation to deliver the audited balance sheet of Savant, dated as of the close of business on the Closing Date, which is to be delivered to ESAN not later than thirty (30) days following the Closing Date.

         7.11 Financial Statements. The audited and reviewed Financial Statements will have been delivered to ESAN in accordance with Section 4.07 of this Agreement without material change from the unaudited Financial Statements previously delivered.

         7.12 Fairness Opinion. ESAN shall have received a fairness opinion, in form and substance reasonably satisfactory to ESAN's Board of Directors, with respect to the transactions contemplated by this Agreement.

                                  ARTICLE VIII
         CONDITIONS PRECEDENT TO THE OBLIGATION OF HOV AND DBWI TO CLOSE

         The obligation of HOV and DBWI to enter into and complete the Closing is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, any one or more of which may be waived by DBWI in its sole discretion (except when the fulfillment of such condition is a requirement of law).

         8.01. Representations and Warranties. All representations and warranties of ESAN and Acquisitions contained in this Agreement and in any written statement, schedule or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects as at the Closing Date, as if made at the Closing and as of the Closing Date.

         8.02. Covenants. ESAN and Acquisitions shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

         8.03. No Actions. No action, suit, proceeding or investigation shall have been instituted, and be continuing before a court or before or by a governmental body or agency, and be unresolved, to restrain or to prevent or to obtain damages in respect of, the carrying out of the transactions contemplated hereby, or which might materially affect the right of DBWI to own the ESAN Preferred Stock after the Closing Date, or which might have a Material Adverse Effect thereon.

         8.04 Consents, Licenses and Permits. HOV, DBWI, ESAN and Acquisitions shall have each obtained all consents, licenses and permits of third parties necessary for the performance by each of them of all of their respective obligations under this Agreement, and such other consents, if any, to prevent
(i) agreements of Savant from terminating, the termination of which, in the aggregate, would have a Material Adverse Effect on the business, financial condition or assets of Savant, or (ii) any material indebtedness of Savant from becoming due or being subject to becoming due with the passage of time or on notice as a result of the performance of this Agreement, any other provisions of this Agreement to the contrary notwithstanding.

         8.05 Certificates. HOV and DBWI shall have received a certificate of ESAN and of Acquisitions, dated the Closing Date, signed by the President of ESAN and the President of Acquisitions as to the satisfaction of the conditions contained in Sections 8.01 and 8.02.

         8.06 Good Standing Certificate. ESAN shall have delivered to HOV and DBWI certificates dated as of the most recent practicable date prior to the Closing issued by the Department of Treasury of the State of Delaware to the effect that each of ESAN and Acquisitions is legally existing and in good standing.

         8.07 Secretary's Certificate. ESAN shall have delivered to HOV and DBWI at the Closing certificates to the effect that (i) attached thereto are true and complete copies of the Certificates of Incorporation and the Bylaws of ESAN and of Acquisitions (as amended through such date) as in effect on the date thereof, and (ii) attached thereto are true and complete copies of resolutions adopted by the Boards of Directors of ESAN and Managing Director of Acquisitions authorizing the execution, delivery and performance of this Agreement.

         8.08. Opinion. HOV and DBWI shall have received the written opinion of counsel to ESAN and Acquisitions, dated the Closing Date, in the form attached hereto as Exhibit D.

         8.09 Investor Rights Agreement. HOV and ESAN shall have entered into the Investor Rights Agreement in the form attached as Exhibit B and such agreement shall be in full force and effect.

         8.10 Certificate of Designation. ESAN shall have filed the Certificate of Designation with the Secretary of State of the State of Delaware and such filing shall have been accepted by the Secretary of State of the State of Delaware prior to the Closing and such certificate shall be in full force and effect.

         8.11. No Material Adverse Change. Except as set forth herein, there shall have been no material adverse change at the Closing Date in the business, assets and properties, financial status, capital stock, or prospects of ESAN as at the ESAN Balance Sheet Date.

         8.12 Due Diligence Investigation. HOV and DBWI shall have conducted, and be satisfied in its sole discretion with the results of, the Due Diligence Investigation.

                                   ARTICLE IX
                                     CLOSING

         9.01. Items to be Delivered by DBWI. At the Closing, DBWI will deliver or cause to be delivered to ESAN:

                  (a) The Certificate of Merger;

                  (b) The certificates required by Section 7.05, 7.06 and 7.07;

                  (c) The opinion of HOV's and DBWI's counsel as required by
Section 7.08;

                  (d) The Investor Rights Agreement, in the form attached hereto as Exhibit B;

                  (e) The certificates representing the DBWI Common Stock to be delivered in exchange for the Merger Consideration; and

                  (f) Such other certified resolutions, documents and certificates as are required to be delivered by Savant and DBWI pursuant to the provisions of this Agreement.

         9.02. Items to be Delivered by ESAN. At the Closing, ESAN will deliver or cause to be delivered to HOV and DBWI:

                  (a) The Certificate of Merger;

                  (b) The certificates representing the ESAN Preferred Stock to be delivered as part of the Merger Consideration pursuant to Section 2.01.1;

                  (c) The certificates required by Sections 8.05, 8.06 and 8.07;

                  (d) The opinion of ESAN's and Acquisitions' counsel as required by Section 8.08;

                  (e) The Investor Rights Agreement, in the form attached hereto as Exhibit B; and

                  (f) Such other certified resolutions, documents and certificates as are required to be delivered by ESAN and Acquisitions pursuant to the provisions of this Agreement.

                                    ARTICLE X
                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         10.01 Survival. Notwithstanding any right of the parties hereto (whether or not exercised) to investigate the affairs of the other parties hereto, including, without limitation, the right to conduct the Due Diligence Investigation, or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, DBWI, HOV, ESAN and Acquisitions have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement (without limitation or restriction). The parties hereto agree that their respective representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing for a term of two (2) years with the exception of those regarding taxes set forth in Section 4.11 which shall survive the Closing for the statute of limitations periods applicable to the matters referred to therein.

         10.02   Indemnification.

           (a) HOV agrees to save, defend and indemnify ESAN and Acquisitions against and hold them harmless from any losses, damages, deficiencies or liabilities (including, without limitation, counsel fees and expenses and any settlement amounts in connection therewith) ("Losses") caused by, resulting or arising from or otherwise relating to (i) any failure by DBWI or HOV to perform or otherwise fulfill or comply with any undertaking, agreement, or obligation of DBWI or HOV hereunder, or (ii) any breach of any representation or warranty of DBWI or HOV contained herein. HOV shall have no liability for any Losses suffered by ESAN or Acquisitions unless the aggregate of all Losses suffered by ESAN or Acquisitions exceeds, on a cumulative basis, two hundred fifty thousand dollars ($250,000) and HOV shall be liable for all Losses in excess of that amount.

           (b) ESAN agrees to save, defend and indemnify DBWI and HOV and their respective officers, directors, employees, agents and affiliates against and hold it harmless from any and all Losses caused by, resulting or arising from or otherwise relating to (i) any failure by ESAN or Acquisitions to perform or otherwise fulfill or comply with any undertaking, agreement, or obligation of ESAN or Acquisitions hereunder or (ii) by reason of any breach of any representation or warranty of ESAN or Acquisitions contained herein. ESAN shall have no liability for any Losses suffered by DBWI or HOV unless the aggregate of all Losses suffered by DBWI and HOV exceeds, on a cumulative basis, two hundred fifty thousand dollars ($250,000) and ESAN shall be liable for all Losses in excess of that amount.

         10.03. Defense of Claims. An indemnified party agrees to notify the indemnifying party or parties with reasonable promptness of any claim asserted against it in respect of which the indemnifying party or parties may be liable under this Agreement, which notification shall be accompanied by a written statement setting forth the basis of such claim and the manner of calculation thereof. The indemnifying party shall have the right to defend any such claim at their own expense and with counsel of their choice; provided, however, that such counsel shall have been approved by the indemnified party prior to engagement, which approval shall not be unreasonably withheld, or delayed; and provided further, that the indemnified party may participate in such defense, if it so chooses, with its own counsel and as its own expense. The parties hereby acknowledge and agree that the obligation of any indemnifying party to indemnify any indemnified party with respect to any claim or demand in respect of which such indemnified party might seek indemnity from such indemnifying party shall be reduced by an amount equal to the amount, if any, received by the indemnified party in respect of insurance proceeds or other similar compensation paid to such indemnified party as a result of or in connection with such claim or demand.

         10.04. Exclusive Remedy. The indemnification provisions of this Article X will be the sole and exclusive remedy of DBWI, HOV, ESAN, Acquisitions and any other indemnified parties after the date hereof for any relief and/or damages suffered by any indemnified party hereunder in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE XI
                             TERMINATION AND WAIVER

         11.01 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions provided for herein abandoned at any time prior to the Closing Date:

                 11.01.1  By mutual consent of HOV, ESAN, Acquisitions and DBWI;

                 11.01.2 By ESAN if any of the conditions set forth in Article VII hereof shall not have been fulfilled on or prior to December 31, 2002, or shall become incapable of fulfillment at any time, and shall not have been waived;

                 11.01.3 By HOV and DBWI if any of the conditions set forth in
Article VIII hereof shall not have been fulfilled on or prior to December 31, 2002, or shall have become incapable of fulfillment at any time, and shall not have been waived;

                 11.01.4 By either ESAN and Acquisitions or HOV and DBWI if any material legal action or proceeding shall have been instituted or threatened seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated by this Agreement which makes it inadvisable, in the judgment of such party, to consummate same.

         In the event that this Agreement is terminated as described above, this Agreement shall be void and of no force and effect, without any liability or obligation on the part of any of the parties hereto except for any liability which may arise pursuant to Section 12.02.

         11.02. Waiver. Any condition to the performance of HOV and DBWI or ESAN and Acquisitions which legally may be waived on or prior to the Closing Date may be waived at any time by the party entitled to the benefit thereof by action taken or authorized by an instrument in writing executed by the relevant party or parties. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party as a later time to enforce the same. No waiver by any party of the breach of any term, covenant, representation or warranty contained in this Agreement as a condition to such party's obligations hereunder shall release or affect any liability resulting from such breach, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of any breach of any other term, covenant, representation or warranty of this Agreement.

                                   ARTICLE XII
                            MISCELLANEOUS PROVISIONS

         12.01. Expenses. ESAN shall bear the expenses of ESAN and Acquisitions in connection herewith, and HOV shall bear the expenses of HOV, DBWI, and Savant in connection herewith.

         12.02. Confidential Information. Each party agrees that such party and its representatives will hold in strict confidence all information and documents received from the other parties and, if the transactions herein contemplated shall not be consummated, each party will continue to hold such information and documents in strict confidence and will return to such other party all such documents (including the documents annexed to this Agreement) then in such receiving party's possession without retaining copies thereof: provided, however, that each party's obligations under this Section 12.02 to maintain such confidentiality shall not apply to any information or documents that are in the public domain at the time furnished by the others or that become in the public domain thereafter through any means other than as a result of any act of the receiving party or of its agents, officers, directors, managers or shareholders which constitutes a breach of this Agreement, or that are required by applicable law to be disclosed.

         12.03. Modification, Termination or Waiver. This Agreement may be amended, modified, superseded or terminated, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same.

         12.04. Publicity. The parties agree that no publicity release or other public announcement concerning this Agreement or the transactions contemplated by this Agreement shall be issued by any party without the advance approval of both the form and substance of the same by the other party and its counsel, which approval, in the case of any publicity, release or other public announcement required by applicable law, shall not be unreasonably withheld or delayed.

         12.05. Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or by reputable overnight delivery service, or be mailed, certified or registered mail, postage prepaid, as follows:

                           If to HOV or DBWI:
                           HandsOn Ventures, LLC
                           1207 Fourth Street, Third Floor
                           Santa Monica, California 90401
                           Attention:  Partner

                           With a copy to:

                           Bryan Cave LLP
                           120 Broadway, Suite 300
                           Santa Monica, California 90401-2305
                           Attn: D. Thomas Triggs

                           and if to ESAN or Acquisitions, to:

                           Entrada Networks, Inc.
                           12 Morgan
                           Irvine, California 92618
                           Attention:  President

                           With a copy to:

                           Greenbaum, Rowe, Smith, Ravin,
                           Davis & Himmel, LLP
                           99 Wood Avenue South
                           P.O. Box 5600
                           Woodbridge, New Jersey 07095
                           Attention:  W. Raymond Felton

         The parties may change the persons and addresses to which the notices or other communications are to be sent to it by giving written notice of any such change in the manner provided herein for giving notice.

         12.06 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto: provided, however, that no assignment of any rights or delegation of any obligations provided for herein may be made by any party without the express consent of the other parties.

         12.07. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof.

         12.08. Exhibits and Schedules. All Exhibits and Schedules annexed hereto and the documents and instruments referred to herein or required to be delivered simultaneously herewith or at the Closing are expressly made a part of this Agreement as fully as though completely set forth herein, and all references to this Agreement herein or in any of such Exhibits, Schedules, documents or instruments shall be deemed to refer to and include all such Exhibits, Schedules, documents and instruments.

         12.09. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within that state, excluding the choice of law rules thereof.

         12.10 Specific Performance. In the event of a material breach by either party of its representations and obligations hereunder to sell and deliver the Savant Common Stock or ESAN Securities, as the case may be, to the other party which is not cured within thirty (30) calendar days after written notice to that effect, the non-breaching party, in addition to any other rights or remedies, shall have the right to bring an action to enforce the terms of this Agreement by decree of specific performance without being required to prove actual damages, post bond or furnish other security, it being agreed that the Savant Common Stock and ESAN Securities to be transferred hereunder are each unique and not readily available in the open market, and the breaching party thereby further agrees to waive any and all defenses against any such action for specific performance based on the grounds that there is an adequate remedy for money damages available.

         12.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

         12.12. Section Headings. The section headings contained in this Agreement are inserted for conveniences of reference only and shall not affect the meaning or interpretation of this Agreement.

         WITNESS the execution of this Agreement as of the date first above written.

                             ENTRADA NETWORKS, INC.



                             By: /s/   Davinder Sethi
                               -------------------------------------------------
                               Davinder Sethi, Ph.D., Chief Financial Officer

                             ENTRADA ACQUISITIONS, LLC.


                             By: /s/ Davinder Sethi
                               -------------------------------------------------
                                Davinder Sethi, Ph. D., Chief Financial Officer


                              DBW, INC.

                              By:  /s/ John Mason
                               -------------------------------------------------
                                   John Mason, President

                              HANDSON VENTURES, LLC.


                              By: /s/ John Mason
                                 -----------------------------------------------
                              John Mason, Partner

                                    SCHEDULES

4.01     DBWI Corporate Existence and Qualification
4.02     Savant Corporate Existence and Qualification
4.03     Capitalization
4.07     Financial Statements
4.11     Taxes
4.12     Ownership of Assets
4.13     Insurance
4.14     Litigation, Compliance with Law
4.15     Real Property
4.16     Listed Agreements
4.19     Permits and Licenses
4.20     Banking Arrangements
4.22     Salary Information
4.23     Employee Benefit Plans
4.27     Alternate Names

5.09     Actions Since Balance Sheet Date
5.11     Litigation, Compliance with Law
5.12     Employee Benefit Plans

                                    EXHIBITS

Exhibit A:        Certificate of Designation
Exhibit B:        Investor Rights Agreement
Exhibit C:        Opinion of Counsel to HOV and DBWI
Exhibit D:        Opinion of Counsel to ESAN